Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Series A Junior
Participating Preferred Stock Purchase Rights)
of
ENGELHARD CORPORATION
at
$39.00 NET PER SHARE IN CASH
by
IRON ACQUISITION CORPORATION
a wholly owned subsidiary of
BASF AKTIENGESELLSCHAFT

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JUNE 5, 2006 UNLESS THE OFFER IS EXTENDED.

May 30, 2006

To Brokers, Dealers, Commercial Banks,
    Trust Companies and Other Nominees:

        We have been appointed by Iron Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly owned subsidiary of BASF Aktiengesellschaft, a stock corporation organized under the laws of the Federal Republic of Germany ("Parent"), to act as Dealer Manager in connection with Purchaser's offer to purchase all the issued and outstanding shares of common stock, par value $1.00 per share (the "Common Stock"), of Engelhard Corporation, a Delaware corporation (the "Company"), and the associated Series A Junior Participating Preferred Stock purchase rights (the "Rights," and together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement, dated as of October 1, 1998, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agreement"), for $39.00 per Share, net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase, dated May 9, 2006 (as amended or supplemented from time to time, the "Offer to Purchase"), the Supplement to the Offer to Purchase, dated May 30, 2006 (the "Supplement"), and in the accompanying Letter of Transmittal (as may be amended or supplemented from time to time, the "Letter of Transmittal" and, together with the Offer to Purchase and the Supplement, the "Offer") enclosed herewith.

        The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the expiration of the Offer at least the number of Shares that, when added to the Shares already owned by Parent or any of its subsidiaries, shall constitute a majority of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the exercise of any options, warrants, or rights (other than the Rights)). The Offer is also subject to certain other conditions contained in the Supplement.

        The Board of Directors of the Company has unanimously determined that the Agreement and Plan of Merger, dated as of May 30, 2006 (the "Merger Agreement"), among Parent, Purchaser and the Company and the transactions contemplated thereby, including each of the Offer and the merger of Purchaser with and into the Company (the "Merger"), are fair to, and in the best interest of, the holders of Shares, has approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, and has resolved to recommend that the holders of Shares accept the Offer and tender Shares pursuant to the Offer.

        For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1.     The Supplement;

          2.     Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

          3.     Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to The Bank of New York (the "Depositary") prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed prior to the Expiration Date;

          4.     A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          5.     Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

          6.     Return envelope addressed to the Depositary; and

          7.     Amendment No. 30 to Schedule 14D-9 of Engelhard Corporation.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JUNE 5, 2006, UNLESS THE OFFER IS EXTENDED.

        In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (ii) a Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (iii) any other required documents.

        If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in Section 3 of the Offer to Purchase.

        Shares previously tendered pursuant to the Offer to Purchase dated January 9, 2006 and the related Letter of Transmittal or the Offer to Purchase dated May 9, 2006 and the related Letter of Transmittal and not withdrawn constitute valid tenders for purposes of the Offer. Stockholders who have validly tendered and not withdrawn their Shares are not required to take any further action with respect to such Shares in order to receive the offer price of $39.00 per Share if Shares are accepted for payment and paid for by the Purchaser pursuant to the Offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized. Stockholders who have not already tendered their Shares, should disregard the materials previously delivered and use the materials accompanying the Supplement.

        Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        Questions or requests for assistance may be directed to Lehman Brothers Inc. at its telephone number, Innisfree M&A Incorporated (the "Information Agent") at its address and telephone numbers, in each case as set forth on the back cover of the Offer to Purchase and the Supplement. Requests for additional copies of the enclosed material may be directed to the Information Agent, and copies will be furnished promptly at Purchaser's expense. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

Very truly yours, Lehman Brothers Inc.

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF PARENT, PURCHASER, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THE FOREGOING IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.